EXHIBIT 6.4

MANAGEMENT CONSULTING AGREEMENT

THIS AGREEMENT made and effective this 1st day of September, 2019.

BETWEEN:

FUNZONE NORTH AMERICA., a company incorporated under the laws of British Columbia, with its principal place of business at 271 2nd Avenue East, Vancouver, BC V5T 1B8

(hereinafter called the “FUNZONE”)

AND:

INFUZED BRANDS INC., a company incorporated under the laws of British Columbia, with a place of business at Suite 1000, 409 Granville Street, Vancouver, British Columbia, V6C 1T2

(hereinafter called the “Corporation”)

WHEREAS:

A.	FUNZONE, by and through its officers, directors, agents and affiliates, has expertise in the areas of management, distribution, manufacturing, operations, legal and other standard services relating to the operation of private and public companies;

B.	The Corporation wishes to engage FUNZONE for the management and operation of the Corporation subject to the terms and conditions in this Agreement.

THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements in this Agreement and other good and valuable consideration, the parties agree as follows:

ARTICLE ONE - INTERPRETATION

1.01	Definitions - In this Agreement, the following words and expressions shall have the following meanings:

(a)	“Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any Agreement or instrument supplemental or ancillary hereto and the expression “paragraph”, “Section” or “Article” followed by a number means and refers to the specified paragraph, Section or Article of this Agreement;

(b)	“Commencement Date” means the 1st day of September, 2019 and will continue indefinitely unless terminated by either the Corporation or FUNZONE;

(c)	“Management Fee” means the compensation for FUNZONE’s Services referred to in Section 2.05;

(d)	“Notice of Termination” means the notice referred to in paragraph 2.04(a);

(e)	“Person” shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations, and the legal representatives of an individual;

(f)	“Services” means the management and operating services to be provided by FUNZONE pursuant to paragraph 2.01(a).

1.02

Headings - The division of this Agreement into Articles, Sections and paragraphs and the insertion in this Agreement of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.03

Interpretation - This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm’s length agreements.

1.04	Applicable Law - This Agreement shall be interpreted in accordance with the laws of the Province of British Columbia.

1.05	Time of Essence - Time shall be of the essence in this Agreement.

1.06

Entire Agreement - This Agreement constitutes the entire agreement between the parties and contains all of the representations, undertakings and agreements of the respective parties concerning the subject matter of this Agreement.

1.07	Schedules - All of the schedules attached to this Agreement are incorporated by reference and are deemed to be part of this Agreement, namely:

(a)	Schedule “A” - Services to be provided by FUZNONE.

ARTICLE TWO - MANAGEMENT CONSULTING SERVICES

2.01	Appointment

(a)	The Corporation appoints FUNZONE to manage and operate the Corporation in accordance with the provisions of this Agreement and Schedule “A” hereto, and FUNZONE accepts the appointment.

(b)	The parties agree that:

(i)	the Services shall include only those services outlined on the attached Schedule “A”`. Any services outside of the scope of Schedule “A” shall be decided upon between the parties at a rate to be agreed upon prior to such service being performed;

(ii)	the Corporation shall be invoiced for any services as set out in paragraph (b)(i) in addition and separate to the Management Fees in accordance with FUNZONE’s then current billing policy.

(c)	The Corporation hereby acknowledges that it will not oversee any work performed by FUNZONE; however, FUNZONE’s work must meet standards set from time to time by the Corporation.

(d)	It is within the sole discretion of FUNZONE when and where FUNZONE will perform the Services.

(e)	Nothing in this Agreement shall be deemed to require FUNZONE to provide its services exclusively to the Corporation.

2.03	Term

(a)	Subject to prior termination in accordance with the provisions of this Agreement, the appointment shall begin on the Commencement Date and continue indefinitely until either the Corporation or FUNZONE terminates this Agreement in accordance with Section 2.04.

2.04	Termination

(a)	This Agreement may be terminated without cause by either party on not less than one (1) month’s notice in writing to the other party to be effective as at the last day of the month after the delivery of such notice.

(b)	In the event that the Corporation elects to terminate this Agreement:

(i)	FUNZONE shall, upon receipt of a Notice of Termination from the Corporation, make no further commitments in relation to the Services and shall take all reasonable steps necessary to minimize costs arising from commitments made prior to receipt of the Notice of Termination;

(ii)	the Corporation shall prorate the Management Fee to the date of termination and pay it to FUNZONE forthwith. Subject to the indemnity condition in Section 2.06, the Corporation shall have no further liability of any nature to FUNZONE as a result of the Corporation’s termination of this Agreement.

2.05	Management Fee

(a)	In consideration for FUNZONE providing the Services, the Corporation agrees to pay FUNZONE Seven Thousand Dollars ($7,000) plus GST per month. FUNZONE shall issue invoices in such amount on the last day of each month and the Corporation agrees to immediately pay the same. Any change to this Management Fee is subject to Board approval.

(b)	FUNZONE shall also be reimbursed for all fees and expenses incurred by it in connection with the Services. The Corporation shall pay such amounts to FUNZONE forthwith upon receipt of an invoice therefore plus all related statements and vouchers.

2.06	Indemnity

(a)	The Corporation shall indemnify, protect and save FUNZONE, its employees and agents harmless from any and all claims, demands, liabilities, damages, expenses, costs or charges of any nature whatsoever which FUNZONE, its agents or employees may incur or be put to as a result of the performance of the Services.

(b)	FUNZONE shall indemnify, protect and save the Corporation harmless from any and all claims, demands, liabilities, damages, expenses, costs or charges of any nature which the Corporation may incur or be put to as a result of:

(i)	FUNZONE carrying out any services related to work which are not described in Schedule A; or

(ii)	FUNZONE knowingly or intentionally failing to act in accordance with the reasonable directions of the Corporation.

ARTICLE THREE - GENERAL PROVISIONS

3.1

Notices - All notices required pursuant to this Agreement shall be delivered by hand to the party for which it is intended, sent by fax or email, or similar form of transmitted message or sent by prepaid courier direct to such party at the address as following address, respectively:

(a) if to FUNZONE:
271 2nd Avenue East
Vancouver, BC V5T 1B8
Email: rmundi@jilong.ca

(b) if to the Corporation:
Suite 1000, 409 Granville Street
Vancouver, BC, V6C 1T2
Email: jigme@infuzedbrands.com

or at such other address as either party may stipulate by notice to the other. Any notice delivered by hand or prepaid courier shall be deemed to be received on the date of actual delivery thereof. Any notice so sent by fax or email or similar form of transmitted message shall be deemed to have been received on the next day following transmission.

3.2

GST and other Taxes - The Corporation is not responsible for FUNZONE’s collection, filing and remittance of GST or similar taxes to the Government of Canada and that this is a responsibility of FUNZONE.

3.3	Financial Risk - FUNZONE may invest in the Corporation by way of equity investment wherein the Corporation does not give any undertakings or guarantee as to reward or success whatsoever.

3.4

Confidential information - FUNZONE may receive or have access to confidential information of the operations of the Corporation that FUNZONE is obliged to keep confidential. FUNZONE must also be aware of the regulations of all regulatory authorities having jurisdiction over the Corporation in that insider information is disclosed in a timely manner.

3.5

Waiver - No consent or waiver, express or implied, by a party of any breach or default by the other party in the performance of such other party of its obligations shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations under this Agreement of such other party. Failure on the part of a party to complain of any act or failure to act of another party or to declare another party in default, irrespective of how long such failure continues, shall not constitute a waiver by the first mentioned party of its rights under this Agreement.

3.6	Amendments - This Agreement may not be modified or amended except with the written consent of the parties.

3.7	Currency - All monetary amounts herein are in Canadian dollars unless stated otherwise.

3.8

Force Majeure - In the event that any party shall be delayed or hindered or prevented from performing any of its obligations hereunder by reason of any strike, lock-out, labour trouble, shortage of materials or failure of power beyond that party's control, restrictive governmental laws or regulations, riots, insurrection, war, act of God or for any other reason beyond the reasonable control of the party (other than lack of funds) delayed in performing its obligations hereunder, then performance of such obligations shall be excused for the period of all such delays and the period for the performance of any such obligation shall be extended for a period equivalent to the period of all such delays.

3.9	Successors and Assigns - This Agreement shall enure to the benefit of and be binding upon the respective successors and assigns of the parties.

3.10

Further Assurances - Each party agrees that it will from time to time at the reasonable request of the other party execute and deliver such assignments, instruments and conveyances and take such further action as may be reasonably required to accomplish the purposes of this Agreement.

3.11

Articles Severable - If any Article, Section, paragraph or provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall not affect or impair the validity or enforcement of any other provision of this Agreement.

3.12

Counterpart - This Agreement may be executed in counterparts each of which is deemed to be an original but all of which taken together shall constitute one Agreement, binding on the parties, notwithstanding that all parties are not signatory to the same counterpart.

IN WITNESS WHEREOF the parties have executed this Agreement by their respective duly authorized and proper signing officers, as of the day and year first written above.

FUNZONE NORTH AMERICA INC.

Per: Roop Mundi

/s/ Roop Mundi
Authorized Signatory

INFUZED BRANDS INC.

Per: Faizaan Lalani

/s/ Faizaan Lalani
Authorized Signatory

SCHEDULE “A”

SERVICES TO BE PROVIDED

Services to be provided include, but are not limited to, the following:

-	Oversee operations of the Corporation

-	Evaluating the success and failures of the Corporation

-	Assist with creating and establishing standard procedures and controls to aid in overall efficiency of operations